Exhibit (h)(d)(14)
FORM OF EXPENSE LIMITATION AGREEMENT
PACIFIC SELECT FUND
     THIS EXPENSE LIMITATION AGREEMENT, is made as of May 1, 2007, between Pacific Life Fund Advisors LLC (the “Adviser” or “PLFA”) and Pacific Select Fund (the “Trust”), on behalf of each of the Trust’s separate portfolios (each a “Portfolio,” collectively, the “Portfolios”). This Agreement supersedes the prior agreement dated March 1, 2000, and any amendments thereto.
     WHEREAS, the Trust is a Massachusetts business trust and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company of the series type; and
     WHEREAS, the Trust and Pacific Life Insurance Company (“Pacific Life”) entered into an Investment Advisory Agreement dated November 9, 1987, as amended and restated on January 1, 2005, as amended, and transferred from Pacific Life to PLFA on May 1, 2007 (“Advisory Contract”), pursuant to which the Adviser is authorized to provide investment advisory services to the Trust and each of its Portfolios for compensation based on the value of the average daily net assets of the Portfolios; and
     WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of the Portfolios and their shareholders to maintain the expenses of the Portfolios at levels agreeable to the Trust and the Adviser;
     NOW THEREFORE, the parties hereto agree as follows:
I.	Expense Limitation.
A.	Applicable Expense Limit. For purposes of this Agreement “Portfolio Operating Expenses” shall consist of the ordinary operating expenses incurred by a Portfolio in any fiscal year, including organizational expenses, and excluding the following: investment advisory fees; service fees; additional custodial charges associated with holding foreign securities; foreign taxes on dividends, interest (including commitment fees), or gains; interest; taxes; brokerage commissions and other transactional expenses; extraordinary expenses such as litigation; other expenses not incurred in the ordinary course of the Portfolio’s business; and expenses of any counsel or other persons or services retained by the Trust’s trustees who are not “interested persons,” (as that term is defined in the 1940 Act) of the Adviser. To the extent that the Portfolio Operating Expenses incurred by a Portfolio exceed the Operating Expense Limit, as defined in Section I.B. below, the Adviser shall waive its fees under the Advisory Agreement or otherwise reimburse the Portfolio for such excess amount (the “Excess Amount”).

B.	Operating Expense Limit. The maximum Operating Expense Limit in any fiscal year with respect to a Portfolio shall be the amount specified in Schedule A based on a percentage of the average daily net assets of the Portfolio for the period described in Section I.C.

C.	Method of Computation. To determine the Adviser’s obligation with respect to the Excess Amount, each day the Portfolio Operating Expenses for each Portfolio shall be annualized. If the annualized Portfolio Operating Expenses of a Portfolio for any month exceeds the Operating Expense Limit for that Portfolio, the Adviser shall waive or reduce its fee under the Advisory Agreement or remit to that Portfolio an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay that day’s Excess Amount.

D.	Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Adviser to a Portfolio with respect to the previous fiscal year shall equal the Excess Amount.

E.	Repayment. Each Portfolio agrees to repay the Adviser, out of assets belonging to that Portfolio, any Portfolio Operating Expenses in excess of the Operating Expense Limit paid, reimbursed or otherwise absorbed by the Adviser, during the term of this Agreement, provided that the Adviser will not be entitled to repayment for any amount by which such repayment would cause Portfolio Operating Expenses during the fiscal year of such repayment to exceed the then currrent Operating Expense Limit. Except to the extent consistent with generally accepted accounting principles and the position of the staff of the SEC at the time, no amount will be repayed to the Adviser by a Portfolio more than three fiscal years after the year in which the Adviser reduced its fee, reimbursed or otherwise absorbed the Excess Amount.
II.	Term and Termination of Agreement.

This Agreement shall have an initial term through April 30, 2008. This Agreement shall automatically renew for one-year terms ending April 30th of each year, unless the Adviser provides written notice of the termination of this Agreement to the Trust at least 10 days prior to the end of the then-current term. In addition, this Agreement shall terminate upon termination of the Advisory Contract, or it may be terminated by the Trust, without payment of any penalty, upon ninety (90) days’ prior written notice to the Adviser at its principal place of business.

III.	Miscellaneous.
A.	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

B.	Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Contract or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Contract or the 1940 Act.

C.	Limitation of Liability. The Adviser shall look only to the assets of the respective Portfolio for performance of this Agreement and repayment of any claim hereunder that the Adviser may have with respect to a Portfolio, and neither any of the other Portfolios of the Trust, nor any of the Trust’s trustees, officers, employees, agents or shareholders, shall be liable therefore
     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

PACIFIC SELECT FUND

By:

Name:	Howard T. Hirakawa
Title:	Vice President

PACIFIC LIFE FUND ADVISORS LLC

By:

Name:	Howard T. Hirakawa
Title:	Vice President

By:

Name:	Jane M. Guon
Title:	Asst. Vice President & Asst. Secretary

SCHEDULE A
OPERATING EXPENSE LIMITS

Maximum Operating Expense Limit
(as a Percentage of average net assets)
Small-Cap Growth Portfolio	0.10%
(formerly called Fasiano Small Equity Portfolio)
International Value Portfolio	0.10%
International Small-Cap Portfolio	0.10%
Equity Index Portfolio	0.10%
Small-Cap Index Portfolio	0.10%
Diversified Research Portfolio	0.10%
Equity Portfolio	0.10%
American Funds Growth Portfolio	0.10%
(applies to feeder fund expenses only)
Large-Cap Value Portfolio	0.10%
Technology Portfolio	0.10%
Short Duration Bond Portfolio	0.10%
Floating Rate Loan Portfolio	0.10%
Diversified Bond Portfolio	0.10%
Growth LT Portfolio	0.10%
Focused 30 Portfolio	0.10%
Health Sciences Portfolio	0.10%
Mid-Cap Value Portfolio	0.10%
Large-Cap Growth Portfolio	0.10%
International Large-Cap Portfolio	0.10%
Small-Cap Value Portfolio	0.10%
Multi-Strategy Portfolio	0.10%
Main Street Core Portfolio	0.10%
Emerging Markets Portfolio	0.10%
Managed Bond Portfolio	0.10%
Inflation Managed Portfolio	0.10%
Money Market Portfolio	0.10%
High Yield Bond Portfolio	0.10%
Comstock Portfolio	0.10%
Mid-Cap Growth Portfolio	0.10%
Real Estate Portfolio	0.10%
Small-Cap Equity Portfolio	0.10%
(formerly called VN Small-Cap Value Portfolio)

Effective May 1, 2007, agreed to and accepted by:

PACIFIC SELECT FUND

By:

Name:	Howard T. Hirakawa
Title:	Vice President

PACIFIC LIFE FUND ADVISORS LLC

By:

Name:	Howard T. Hirakawa
Title:	Vice President

By:

Name:	Jane M. Guon
Title:	Asst. Vice President & Asst. Secretary